UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Act of 1934

Date of Report (Date of earliest event reported) June 29, 2012

CHUGACH ELECTRIC ASSOCIATION, INC.

(Exact name of registrant as specified in its charter)

Alaska	33-42125	92-0014224
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5601 Electron Drive, Anchorage, Alaska		99518
(Address of Principal’s Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (907) 563-7494

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 - Amendment of a Material Definitive Agreement.

Effective June 29, 2012, Chugach amended and extended its 2010 Credit Agreement to (a) modify the participating banks, (b) modify the rating-based pricing spreads applicable to amounts borrowed under the facility, and (c) extend the term of the facility. The participating banks following the amendment are National Rural Utilities Cooperative Finance Corporation (NRUCFC), KeyBank National Association (KeyBank), Bank of America, N.A., Bank of Montreal, CoBank, ACB (CoBank) and Chang Hwa Commercial Bank, Ltd., Los Angeles Branch. Chugach maintains a banking relationship with KeyBank, a $50 million line of credit with NRUCFC and a separate term loan facility with CoBank, which includes an outstanding promissory note, in addition to the 2010 Credit Agreement.

For more information on the terms of the agreement and the amendment to the agreement, please refer to the description set forth in Item 2.03 below.

Item 2.03 - Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Effective June 29, 2012, Chugach amended and extended the credit facility under which Chugach may borrow funds necessary to pay amounts due under short-term promissory notes (commercial paper) issued by Chugach, in the event of disruptions in the commercial paper markets. Amendment No. 1 to the 2010 Credit Agreement modified the participating banks and the rating-based pricing spreads applicable to amounts borrowed under the facility and extended the term of the facility. Based on Chugach’s current A-/A3 unsecured debt rating, the new pricing specifies an all-in interest rate on drawn amounts equal to one month London Interbank Offered Rate (LIBOR) plus a spread of 107.5 basis points, along with a 17.5 basis points facility fee on the $100 million commitment amount. The participating banks now are NRUCFC, KeyBank National Association, Bank of America, N.A., Bank of Montreal, CoBank, ACB and Chang Hwa Commercial Bank, Ltd., Los Angeles Branch. The credit facility now expires on November 17, 2016.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: July 3, 2012	CHUGACH ELECTRIC ASSOCIATION, INC.

	By:	/s/ Bradley W. Evans
Bradley W. Evans
Chief Executive Officer